EXHIBIT 23.2


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------

The Board of Directors
Inter Parfums, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-115867) on Form S-8 of Inter Parfums, Inc. of our report dated March 26, 2004, with respect to the consolidated balance sheets of Inter Parfums, Inc. as of December 31, 2003, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the year ended December 31, 2003, which report appears in the December 31, 2004 Form 10-K of Inter Parfums, Inc. dated March 26, 2004.

KPMG LLP
New York, New York

March 14, 2005